Exhibit 10.25

NOTES TO: PROFORMA UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME
Fiscal year ended January 31, 2008

Adjustment Needed

(1) Adjustment to reflect interest- Expense that would have been incurred on loan to finance purchase of Qualytextil	$13,344

Interest rate assumed on proforma loan. Used Lakeland’s actual weighted average interest rate for the period + 40 BPS which is the pricing adjustment created by the higher leverage resulting from the purchase price borrowing	5.91%

Additional interest expense on purchase loan pro forma	$789
Tax rate - The Company considers the rate of 36% to be appropriate as it represents the applicable tax effect on interest expense incurred on the loan assumed in USD. The Company did not use the effective tax rate which is 32.3%, since the rate is affected by various factors not relevant to the current transaction including income from various foreign subsidiaries, deductions etc.	36%

Tax benefit on additional interest expense	$284
(2) Adjustment to add back interest expense on Qualytextil books as the debt has been repaid as a result of this transaction